                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           Schedule 14A Information
          Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934 No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              INNKEEPER USA TRUST
- ------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- ------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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                                    Page 1

                             INNKEEPERS USA TRUST
           _________________________________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 2002
           _________________________________________________________

Dear Shareholder:

     It is our pleasure to invite you to the 2002 annual meeting of the shareholders (the "Annual Meeting") of Innkeepers USA Trust (the 'Company"). The Annual Meeting will be held at the Brazilian Court hotel, 301 Australian Avenue, Palm Beach, Florida 33480, on Tuesday, May 7, 2002 at 9:00 a.m., local time.

     At the Annual Meeting, you will be asked to:

     1. Elect one Class I trustee to serve on the Board of Trustees until the annual meeting of shareholders in 2004 or until his successor has been duly elected and qualified; and

     2. Elect two Class II trustees to serve on the Board of Trustees until the annual meeting of shareholders in 2005 or until their successors have been duly elected and qualified; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     If you were a shareholder of record as of the close of business on March 1, 2002 you are entitled to vote at the Annual Meeting.

     There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting.

                              BY ORDER OF THE BOARD OF TRUSTEES:



                              MARK A. MURPHY
                              General Counsel and Secretary


Palm Beach, Florida
April 7, 2002

                             YOUR VOTE IS IMPORTANT

-------------------------------------------------------------------------------

     We want your shares represented at the Annual Meeting regardless of the number of shares you may hold. By following the instructions on the enclosed proxy card, your shares will be voted even is you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may of course do so.
--------------------------------------------------------------------------------

                             INNKEEPERS USA TRUST

                                PROXY STATEMENT

                              GENERAL INFORMATION

Introduction

     This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust (the "Company"), for use at the 2002 annual meeting of shareholders ("Annual Meeting"). The Annual Meeting will be held at the Brazilian Court hotel, 301 Australian Avenue, Palm Beach, Florida 33480, on Tuesday, May 7, 2002 at 9:00 am EST. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 7, 2002 to shareholders of record at the close of business on March 1, 2002 (the "Record Date"). The Company maintains a website at www.innkeepersusa.com.

The Company

     The Company is a Maryland real estate investment trust which invests in hotel properties and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986. The Company, through Innkeepers USA Limited Partnership (with its subsidiary partnerships, the "Partnership"), owns 67 hotels (the "Hotels") with an aggregate of 8,131 rooms in 23 states. To qualify as a REIT, the Company cannot operate hotels. Therefore, the Company leases the Hotels to other entities which either operate the Hotels or engage third parties to operate the Hotels.

     As a result, sixty one of the Hotels are leased to Innkeepers Hospitality, Inc. or its affiliates (collectively, the "IH Lessee") and six of the Hotels are leased to affiliates of Wyndham International, Inc. (the "Summerfield Lessee"). The IH Lessee and the Summerfield Lessee are sometimes referred to as the "Lessees" in this Proxy Statement. The Lessees lease each Hotel from the Company under a percentage lease (collectively, the "Percentage Leases") providing for rent equal to (a) a fixed base amount or, (b) if greater, percentage rent based on the room revenues of the Hotel. The IH Lessee operates 44 of the Hotels, affiliates of Marriott International, Inc. ("Marriott") operate 17 of the Hotels, and affiliates of the Summerfield Lessee operate six of the Hotels.

Voting Matters


What is the purpose of the Annual Meeting?

     At the Annual Meeting, shareholders will act upon the matters outlined in this proxy statement. In addition, the Company's management will report on its performance during 2001 and respond to questions from shareholders.

Who is requesting your vote?

     The Board of Trustees of the Company is requesting your vote on the matters presented in this proxy statement. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitation will be at the expense of the Company. We do not expect to retain a solicitor of proxies for the Annual Meeting.

Who is entitled to vote?

     All shareholders of record of the Company's common shares of beneficial interest ("Common Shares") at the close of business on March 1, 2002 are entitled to vote. All shareholders are entitled to one vote for each share held by them for all matters submitted for a vote at the Annual Meeting. Cumulative voting for the election of trustees is not permitted. On March 1, 2002, there were 34,784,558 Common Shares and 4,630,000 Series A Cumulative Convertible Preferred Shares of beneficial interest ("Series A Preferred Shares") issued and outstanding. The outstanding Series A Preferred Shares are convertible into a total of 6,857,493 Common Shares.

Will a list of shareholders be made available?

     A shareholders list will be available at the Annual Meeting and, for ten days prior to the meeting, at our executive office at 306 Royal Poinciana Way, Palm Beach, Florida 33480.

What constitutes a quorum?

     A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (or withholding authority to vote) are indicated.

How can you vote?

     You can vote by either:

             .  Signing and returning the enclosed proxy card, or

             .  Casting your vote in person at the Annual Meeting.

     The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holder will vote your shares in favor of Items 1 and 2 on the proxy card and at their discretion for any other matters properly submitted to a vote at the Annual Meeting.

     If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to our corporate Secretary, (2) executing and delivering a later-dated proxy or (3) attending the Annual Meeting and voting in person.

Can you vote by Internet?

     If your shares are held in the name of a broker, bank or other nominee, you will receive instructions on voting your shares from that nominee. A number of brokers and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. Telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote and to confirm that your vote was properly
recorded.   The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you must contact the broker or bank in whose name your shares are held to obtain a broker's proxy card, and bring it to the Annual Meeting in order to vote.

Can I get Innkeepers' annual meeting materials delivered to me electronically next year?

     As noted above, if your shares are held in the name of a broker, bank or nominee, you may be able to vote your shares for the Annual Meeting via the Internet. The instructions that you receive from your broker or bank will explain how to vote via the Internet. If you vote your shares via the Internet, you can consent to electronic delivery of our future proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when the Internet voting instructions prompt you to do so. If you hold shares in your own name, or if your bank or broker does not provide for Internet voting, and you wish to consent to electronic delivery of our future proxy
materials, please contact our Investor Relations department.   Our  Investor
Relations department may be reached in writing 306 Royal Poinciana Way, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the internet at www.innkeepersusa.com.

     If you consent to electronic delivery of our future annual meeting materials, and we elect to deliver future proxy materials or annual reports electronically, you will receive a notice (by electronic or regular mail) explaining how to access the materials. You may not receive paper copies of some or all of these materials through the mail. Your consent will be effective until you revoke it. By consenting to electronic delivery you are stating to us that you currently have access to the Internet and expect to have access in the future. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). Because you may find electronic delivery and voting fast and convenient, and because it could save us a significant portion of the costs associated with printing and mailing these materials, we encourage you to consent to electronic delivery.

What vote is necessary to approve each item?

     Items 1 and 2 on the proxy card request your vote for the trustees who are up for election or re-election this year. You may cast or withhold your vote for the trustee nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect a trustee. Since the vote required to elect a trustee is based on the votes cast, abstentions will have no affect on the outcome of the voting. An abstention, therefore, will not be voted with respect to the trustee, although it will be counted for purposes of determining whether there is a quorum.

     If your shares are held in the name of a broker, bank or other nominee (i.e., in "street name"), the nominee is required to provide proxy material to you and to seek and follow your instructions with respect to voting. If the nominee does not receive specific instructions from you, it may vote the shares in its discretion on all but certain non-routine matters. In the case of a non-routine matter for which it has received no voting instructions, it may not vote on the proposal. This results in what is known as a "broker non-vote." "Broker non-votes" are counted for the purpose of determining the existence of a quorum. Items 1 and 2 on the proxy card, the election of trustees, are routine matters and therefore will not result in any broker non-votes.

What are the Board's recommendations?

     Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote FOR the election of the nominated trustees.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Trustees or, if no recommendation is given, at their own discretion.

                   OWNERSHIP OF THE COMPANY'S COMMON SHARES


Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of December 31, 2001, regarding (a) each trustee (b) each executive officer and (c) all trustees and executive officers as a group. To the Company's knowledge, other than as set forth in the table below, there are no persons beneficially owning more than five percent (5%) of the Company's Common Shares. Unless otherwise indicated, such shares are owned directly and the indicated person has sole voting and investment power.


                                                                                      AMOUNT AND
                                                                                        NATURE
                                                                                          OF
                                                                                      BENEFICIAL             PERCENT OF
                                                                                     OWNERSHIP(1)             CLASS(1)
                                                                                    ------------              --------
Jeffrey H. Fisher                                                                         2,437,493(2)          6.7%

David Bulger                                                                                107,094(3)          *

Gregory M. Fay                                                                               44,440(4)          *

Mark A. Murphy                                                                               60,616(4)          *

Miles Berger                                                                                 31,906(5)          *

Thomas J. Crocker                                                                            15,660(6)          *

Jack P. DeBoer                                                                            2,433,180(7)          6.5%
  9342 East Central
  Wichita, Kansas 67206

C. Gerald Goldsmith                                                                          24,500(5)          *

Rolf E. Ruhfus                                                                            1,015,346(8)          2.8%

Joel Zemans                                                                                  14,883(9)          *

Franklin Resources, Inc.                                                                  4,214,138(10)         12.1%
 777 Mariners Island Boulevard
 San Mateo, CA 94404

T. Rowe Price Associates, Inc.                                                            1,790,300(11)         5.1%
 100 East Pratt Street
 Baltimore, MD 21202

All trustees and executive officers as a group (10 persons)                               6,185,118(2)-(9)      15.5%

____________________________
*Represents less than 1% of the outstanding Common Shares.

(1) For each named officer or trustee, assumes that (a) all units of limited partnership interest in the Partnership ("Units") held by the named person are redeemed for Common Shares, (b) the named person exercised all options to acquire Common Shares held by him which are currently exercisable or which become exercisable on or before February 28, 2002 and (c) the named person exercised his right to convert all of his Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company ("Series A Preferred Shares") into Common Shares. The total number of Common Shares used in calculating the percent of class owned by each named person assumes that none of (x) the Units held by other persons are redeemed, (y) the options held by other persons are exercised and (z) the Series A Preferred Shares held by other persons are converted. Outstanding Units may be tendered for redemption by the limited partners on a one-for-one basis for Common Shares, or at the election of the Company an equivalent amount of cash ("Redemption Rights"). Restricted shares typically are subject to a vesting schedule, and unvested restricted shares are generally subject to forfeiture if the owner ceases employment with, or to serve as a trustee of, the Company. Restricted shares, whether vested or unvested, are included in the totals for each named officer and trustee.
(2) Includes 297,813 shares owned by the IH Lessee, in which Mr. Fisher owns 80% of the capital stock. Mr. Fisher disclaims beneficial ownership of 59,563 (20%) of the included shares owned by the IH Lessee. Also includes
       (A) 395,000 restricted Common Shares, (B) 413,595 Common Shares issuable upon exercise of Redemption Rights and (C) 1,074,500 Common Shares issuable upon the exercise of options. Does not include 174,000 Common Shares issuable upon the exercise of unvested options.
(3) Includes (A) 54,688 restricted Common Shares and (B) 20,000 Common Shares issuable upon the exercise of options.
(4)    Includes 53,125 restricted Common Shares.
(5) Includes (A) 12,500 restricted Common Shares and (B)12,000 Common Shares issuable upon the exercise of options.
(6) Includes (A) 5,660 restricted Common Shares, and (B) 10,000 Common Shares issuable upon the exercise of options.
(7) Includes an aggregate of 2,410,874 Common Shares issuable upon the exercise of Redemption Rights; of those included shares, Mr. DeBoer disclaims beneficial ownership of 688,348 Common Shares issuable upon redemption of Units owned by his wife and adult children. Also includes
       (A) 6,382 restricted Common Shares and (B) 10,000 Common Shares issuable upon the exercise of options.
(8) Includes (A) 5,172 restricted Common Shares, (B) 991,066 Common Shares issuable upon the exercise of Redemption Rights and (C) 8,000 Common Shares issuable upon the exercise of options. Mr. Ruhfus disclaims beneficial ownership of 259,382 Common Shares issuable upon the exercise of Redemption Rights. These Common Shares relate to interests held by persons who are not affiliates of Mr. Ruhfus in partnerships that Mr. Ruhfus controls.
(9) Includes (A) 10,402 restricted Common Shares and (B) 2,000 Common Shares issuable upon the exercise of options.
(10) Based on information contained in a Schedule 13-G dated February 1, 2002, and jointly filed with the Securities and Exchange Commission ("SEC") by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson Jr., with respect to shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Includes 3,147,338 Common Shares into which 2,125,000 Series A Preferred Shares owned by the investment companies and/or accounts may be converted.
(11) Based on information contained in a Schedule 13-G dated February 14, 2002, and filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates"), these securities are owned by various individuals and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Beneficial Ownership Reporting Compliance

       Under federal securities laws, the Company's trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company's equity securities, are required to report their ownership of Common Shares and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2001 fiscal year. A filing was made in January 2002 relating to September 2001 dispositions of a total of 4,000 Series A Preferred Shares by Thomas J. Crocker, a trustee of the Company. This filing was sent in October 2001 but was U.S. Post Office delayed in delivery to the SEC. A filing was made in February 2002 relating to November 2001 open market acquisitions of 1,000 Common Shares and 1,000 Series A Preferred Shares by Joel Zemans, who was appointed by the Board of Trustees to serve as a Class I trustee beginning in November 2001. This filing also reported grants to Mr. Zemans under the Company's shareholder-approved, non-employee Trustee Share Incentive Plan of 10,402 restricted shares and options to acquire 2,000 Common Shares.
Mr. Zemans is standing for election by the shareholders as a Class I trustee at the Annual Meeting. A filing was made in February 2002 to reflect that during 2001, C. Gerald Goldsmith resigned as a trustee of a trust that owned 2,000 Series A Preferred Shares, in connection with a comprehensive division of marital assets. Mr. Goldsmith is a trustee of the Company. Other than as set forth above, based on information available to the Company, the Company believes that all required filings for executive officers and trustees in 2001 were timely made.


                PROPOSALS ONE AND TWO  - ELECTIONS OF TRUSTEES


Introduction

     The Company's Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible and requires that a majority of the Company's trustees must not be officers or employees of the Company, any lessee of the Company's property, or any of their affiliates ("Independent Trustees"). At each annual meeting of shareholders, the term of one class expires. The Company has no nominating committee with the full Board serving in that capacity. Currently, the Board has seven members, with two members serving as Class I trustees with terms expiring in 2004, two members serving as Class II trustees with terms expiring in 2005 and three members serving as Class III trustees with terms expiring in 2003.

Nominee for Class I Trustee

     The Board of Trustees appointed Joel Zemans as a Class I trustee in November 2001, to fill a vacancy. The Board of Trustees has nominated Mr. Zemans to stand for election by the shareholders as a Class I trustee at the Annual Meeting, to serve for a term expiring at the Company's annual meeting in 2004.

     Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR the election of the Class I nominee to serve as trustee until the 2004 annual meeting or until his successor is elected and qualifies. The nominee has indicated his willingness to serve if elected. While not anticipated, if the nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the Proxy Form may vote for any substitute nominee proposed by the Board of Trustees.

                    THE BOARD OF TRUSTEES RECOMMENDS A VOTE
                      FOR THE NOMINEE FOR CLASS I TRUSTEE
                      ---

Nominees for Class II Trustee

     The term of the current Class II trustees, Mr. Miles Berger and Mr. C. Gerald Goldsmith, expires at the Annual Meeting. The Board has nominated Mr. Berger and Mr. Goldsmith to serve as Class II trustees for three-year terms expiring at the Company's annual meeting in 2005 or until their successors are elected and qualified.

     Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR the election of the Class II nominees to serve as trustees until the 2005 annual meeting or until their successors are elected and qualifies. The nominees have indicated their willingness to serve if elected. While not anticipated, if either nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the Proxy Form may vote for any substitute nominee proposed by the Board of Trustees.

                    THE BOARD OF TRUSTEES RECOMMENDS A VOTE
                     FOR THE NOMINEES FOR CLASS II TRUSTEE
                     ---

     The following table sets forth information as of March 1, 2002 with respect to the nominees and each other trustee whose term of office will continue after the Annual Meeting.

--------------------------------------------------------------------------------

                          NOMINEE FOR CLASS I TRUSTEE
                             (TERM EXPIRING 2004)

     JOEL F. ZEMANS, age 60, has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company specializing in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 1991, Mr. Zemans served as President and Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its subsidiary, Mid Town Bank and Trust Company of Chicago, and as Chairman and Chief Executive Officer of two wholly-owned subsidiaries, Mid Town Development Corporation and Equitable Finance Corporation. He currently serves as the managing general partner of a private investment fund and as a consultant to businesses and individuals for real estate financing, investing and strategic planning. Mr. Zemans also serves on the Boards of Directors of Mid America Bank and Bright Electric Supply, and he provides pro-bono consulting to a number of not-for-profit organizations. Mr. Zemans holds both a B.A. and an M.B.A. from the University of Chicago.

Committees: Compensation

--------------------------------------------------------------------------------

                        NOMINEES FOR CLASS II TRUSTEES
                             (TERMS EXPIRING 2005)

     MILES BERGER, age 71, has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisor services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for several years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and is Chairman of the Board of Berger Financial Services, a full service real estate advisory and financial services company. Mr. Berger also serves on the Board of Directors of Franklin Capital Corporation, serves as Trustee for Universal Health Realty Income Trust and is on the boards of numerous philanthropic organizations. Mr. Berger has served on the Company's Board since September 1994.

Committees: Audit, Compensation


     C. GERALD GOLDSMITH, age 73, has been an independent investor and financial advisor since 1976. He is currently a director of Palm Beach National Bank and Trust, American Banknote Inc. and Plymouth Rubber Co., and he is Chairman of
Property Corp. International, a private real estate investment company.   He has
served as a director of several banks and New York Stock Exchange-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith has served on the Company's Board since September 1994.

Committees:  Audit, Compensation

--------------------------------------------------------------------------------

                           INCUMBENT CLASS I TRUSTEE
                             (TERM EXPIRING 2004)

     JACK P. DEBOER, age 71, has served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. since its inception in 1995. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987. Mr. DeBoer has served on the Company's Board since November 1996.

--------------------------------------------------------------------------------

                         INCUMBENT CLASS III TRUSTEES
                             (TERMS EXPIRING 2003)

     JEFFREY H. FISHER, age 46, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company's formation in 1994. Between 1986 and 1994 he served as President and Chief Executive Officer of JF Hotel Management, Inc., an affiliate of the IH Lessee, which leases 61 and operates 44 of the Company's hotels. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami. Mr. Fisher has served on the Company's Board since September 1994.

     THOMAS J. CROCKER, age 48, is Chief Executive Officer of Koger Equity, Inc., a publicly-held REIT, which owns and operates 12 suburban office parks and three freestanding buildings, containing 7.7 million square feet, located in eight cities in the Southeast. Prior to joining Koger Equity, Inc. on March 1, 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held REIT, which owns and operates approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was one of the largest office-based publicly-held REIT's in the southeast U.S. from that company's inception until June 30, 1996. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank.

Committee: Audit

     ROLF E. RUHFUS, age 57, is President of Wichita Consulting Company, L.P., an investment and consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, a hotel development and management company and former owner of the Summerfield Suites hotel brand, since its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott in July 1987). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe's largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus is a German Air Force Lieutenant, and received a bachelor's degree from Western Michigan University in 1968. His graduate degrees include a M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of Wyndham and several European companies. Mr. Ruhfus has served on the Company's Board since July 1997.

--------------------------------------------------------------------------------

Standing Committees and Meetings of the Board of Trustees

     Trustee Meetings. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company's Bylaws and the laws of Maryland, the Company's state of organization. The Board does not manage the daily operations of the business. The Board has delegated that responsibility to the Company's management, with whom Board members consult periodically. The Board of Trustees holds regular quarterly meetings and special meetings as necessary. The Board of Trustees held seven meetings during 2001. All incumbent trustees attended more than 75% of the aggregate number of meetings of the Board of Trustees.

     Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Berger (Chair), Crocker and Goldsmith, each of whom is independent (as defined by applicable New York Stock Exchange rules). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls and practices, and reviews financial disclosures. The Audit Committee met four
times in 2001.   Messrs. Berger and Goldsmith attended all four meetings and Mr.
Crocker attended two of the meetings.

     Compensation Committee. The Board of Trustees has established a Compensation Committee, which in 2001 consisted of of Messrs. Berger and Goldsmith (Chair). Mr. Zemans was appointed to the Compensation Committee in March 2002. Messrs. Berger, Goldsmith and Zemans are not employees of the Company and are, in the opinion of the Board of Trustees, free from any relationships that would interfere with their exercise of independent judgement. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's 1994 Share Incentive Plan. The Compensation Committee met once in 2001 (prior to Mr. Zemans joining the Committee), and each member attended the meeting.

Compensation of Trustees

     Each non-employee Trustee is paid a cash fee of $12,000 per year, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. Each trustee also receives reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committees.

     In addition, under the Company's Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) received 7,500 restricted Common Shares, all of which have vested. Non-employee trustees joining the Board after the initial public offering receive Common Shares with a fair market value of $75,000, 20% of which vest on the date of grant and 20% of which vest on each of the first four anniversaries of the date of grant, if the trustee is a member of the Board on the applicable vesting date. Messrs. DeBoer, Crocker, Ruhfus and Zemans each received restricted share grants under these provisions when they joined the Board. All of these grants have fully vested, except for those awarded to Mr. Zemans, who was appointed to the Board in November 2001 and has been nominated for election by the shareholders as a Class I trustee at the Annual Meeting. Each trustee is entitled to receive dividends paid on, and to vote, all such shares.

     Under the Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) was also granted options to purchase 5,000 Common Shares. Options were granted to the other non-employee trustees on the date that they became trustees, as follows: Mr. DeBoer received an option for 3,000 Common Shares on his appointment to the Board in November 1996, Mr. Crocker received an option for 2,000 Common Shares on his appointment to the Board in February 1997, and Mr. Ruhfus received an option for 2,000 Common
Shares on his appointment to the Board in June 1997.   All of the options
described above became exercisable at a rate of 1,000 Common Shares per year.

     In addition to the awards described above, (a) Messrs. Berger and Goldsmith each received an award of 5,000 restricted Common Shares, which have fully vested, and (b) each non-employee trustee receives an exercisable option to acquire Common Shares each year, which covered 1,000 Common Shares in 1997-1999 and covers 2,000 Common Shares in each year thereafter. Mr. Zemans received an exercisable option to acquire 2,000 Common Shares on his appointment to the Board in November 2001.

     The price per Common Share purchased on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof. Vested options can be exercised whether or not the holder is a Trustee on the date of exercise. No options for Common Shares may be granted and no Common Shares will be awarded under the Trustee Share Incentive Plan after the date of the annual shareholders meeting in 2007. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. All options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee Share Incentive Plan), and in the event a trustee ceases to serve on the Board on account of death or disability.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation paid or accrued by the Company from January 1, 1999 to December 31, 2001.

                                                                                     Long Term Compensation
                                                                                     ----------------------
             Name and                            Annual Compensation             Restricted         Securities
                                                 -------------------            Share Awards        Underlying
        Principal Position               Year       Salary(1)       Bonus         Awards(2)         Option/SAR
        ------------------               ----       ---------       -----       -------------      -----------
     Jeffrey H. Fisher (3)               2001       $319,300             --              --              --
        Chairman, Chief                  2000       $278,027       $200,000      $  365,312(4)           --
        Executive Officer                1999       $255,000       $175,000      $1,594,755(5)      240,000(6)
        and President

     David Bulger                        2001       $200,440             --              --              --
        Executive Vice                   2000       $167,675       $115,000      $  156,562(4)           --
        President, Chief                 1999       $155,595       $ 75,000              --              --
        Financial Officer
        and Treasurer

     Gregory M. Fay                      2001       $200,440             --              --              --
        Chief Accounting                 2000       $170,327       $115,000      $  156,562(4)           --
        and Administrative               1999       $157,065       $ 75,000              --              --
        Officer

     Mark A. Murphy                      2001       $200,440             --              --              --
        General Counsel                  2000       $170,327       $115,000      $  156,562(4)           --
        and Secretary                    1999       $157,065       $ 75,000              --              --

     _________

(1) Includes holiday payments of $6,000 to Mr. Fisher and $3,750 to Messrs. Bulger, Fay and Murphy in 2001, and $5,000 to each named officer in 2000 and 1999. Holiday payments were made to substantially all Company employees in those years, and the amounts indicated were calculated on substantially the same basis as the payments made to other eligible employees.
(2) At December 31, 2001 an aggregate of 540,198 restricted Common Shares, with an aggregate value of $5,293,940 (based on the closing market price of the Common Shares of $9.80 on December 31, 2001), were held as follows: Mr. Fisher-395,000 shares (with a value at December 31, 2001 of $3,871,000); Mr. Bulger -54,688 shares (with a value at December 31, 2001 of $535,942); Mr. Fay -37,385 shares (with a value at December 31, 2001 of $366,373); and Mr. Murphy - 53,125 shares (with a value at December 31, 2001 of $520,625). Of such outstanding restricted shares, a total of 278,107 shares were vested and 262,091 shares were unvested at January 1, 2002.
(3) Mr. Fisher also receives a salary and bonus from the IH Lessee, of which he serves as President.
(4) In November 2000, Mr. Fisher received a grant of 35,000 restricted shares and Messrs. Bulger, Fay and Murphy received grants of 15,000 restricted shares. These shares vest three years after the date of grant, or sooner if certain performance goals are achieved.
(5) Mr. Fisher received a grant of 135,000 restricted shares as of January 1, 1999, which vests over five years.
(6) Represents the grant of options in May 1999, 20% of which vested in May of each of 2000 and 2001 and 20% of which will vest in May of each of 2002-2004.

Option Grants

     No options or separate share appreciation rights were granted during the 2001 fiscal year to the named executives of the Company.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table sets forth information regarding the exercise of options during the Company's 2001 fiscal year by its executive officers (there were none) and regarding unexercised options at December 31, 2001.

                                                                                Number of
                                                                                Securities
                                                                                Underlying           Value of Unexercised
                                                                               Unexercised               In-the-Money
                                                                                Options at                Options at
                                                                             December 31, 2001        December 31, 2001
                                                                             -----------------        -----------------
                                    Shares Acquired                          Exercisable/               Exercisable/
       Name                           On Exercise      Value Realized        Unexercisable            Unexercisable(1)
       ----                         ---------------    --------------        -------------            ---------------
Jeffrey H. Fisher                          --                  --              1,074,500/174,000           $ 7,800/$--
David Bulger                               --                  --                 20,000/ --               $18,500/--
Gregory M. Fay                             --                  --                     --                        --
Mark A. Murphy                             --                  --                     --                        --

(1) In-the-money options are those for which the 2001 year-end market price of the underlying common shares exceeded the exercise price of the option. The value of the in-the-money options is the difference between the market price (determined on the basis of the closing price as reported by the New York Stock Exchange on the last trading day of 2001) of the common shares ($9.80 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

Employment Contracts

     The Company has entered into employment agreements with each of its four executive officers. Each employment agreement sets forth an annual base salary for the officer. The base salaries for 2002 are unchanged from 2001: Mr. Fisher, $313,300; and Messrs. Bulger, Fay and Murphy, $196,690 each. Each officer's salary is subject to increase on January 1 of each year by a percentage equal to the sum of (a) the percentage increase in the CPI in the prior year plus (b) five. Each executive waived his right to receive the salary increase that otherwise would have taken effect in 2002. Each employment agreement provides for annual cash bonuses if the Company meets certain financial goals. Maximum target bonuses are set for each officer. A substantial portion of the maximum target bonus is reserved for payment if the Company achieves certain financial results and the remainder is reserved for payment in the discretion of the Compensation Committee of the Board of Trustees. No such bonuses were paid for 2001, although each officer received a holiday bonus calculated on the same basis as the bonuses paid to all other eligible Company employees. The term of each employment agreement extends until January 2, 2004. Mr. Fisher's employment agreement with the Company permits Mr. Fisher to serve as President of the IH Lessee, and to receive compensation therefor from the IH Lessee.

     Each agreement entitles the officer to customary fringe benefits, including vacation, life insurance, health insurance, as well as the right to participate in any other benefits or plans established for any management-level employees. Each employment agreement provides for certain severance payments in the event of death or disability or upon termination by the Company in breach of the agreement (which includes, without limitation, a material modification of duties without consent, preventing the officer from carrying out responsibilities consistent with the officer's position or a requirement to relocate outside of a 50-mile radius). In any such event, the Company would have to pay the officer three times the officer's then-current annual salary and bonus, plus any other accrued or deferred compensation. In addition, upon the occurrence of a "change of control," the Company is also obligated to pay the officer the amounts referred to in the immediately preceding sentence. The Company is also responsible for any excise tax on "excess parachute payments" that may result from such payments. Each agreement defines a "change of control" as (a) a person (together with his affiliates) becoming, or entering into an agreement to become, the owner of 30% of more of the Company's voting shares (other than as a result of a Company share buy-back or share consolidation), (b) the Company entering into an agreement involving the transfer of 50% or more of the Company's total assets,
(c) the Company entering into an agreement to merge or consolidate, (d) the date that current members of the Board of Trustees cease to constitute a majority of the Board or (e) a complete liquidation or dissolution of the Company.

     Executive Officers

     Information on our four executive officers is set forth below.

     Jeffrey H. Fisher is the Company's Chairman of the Board, Chief Executive Officer and President. For additional information about Mr. Fisher, please see pages 9 and 10.

     David Bulger, age 48, is the Company's Executive Vice President, Chief Financial Officer and Treasurer. He has served as Chief Financial Officer and Treasurer since April 1995 and has served as Executive Vice President since January 1, 2001.

     Gregory M. Fay, age 37, is the Company's Chief Accounting and Administrative Officer, positions he has held since June 2000. From August 1997 to June 2000, Mr. Fay served as the Company's Vice President of Accounting. Prior to joining the Company, Mr. Fay was a senior manager for the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

     Mark A. Murphy, age 40, is the Company's General Counsel and Secretary, a position he has held since April 1997. Prior to joining the Company, Mr. Murphy was an attorney at the law firm of Hunton & Williams.

                               PERFORMANCE GRAPH

     The following graph compares the change in the Company's total shareholder return on Common Shares for the period January 1, 1997 through December 31, 2001, with the changes in the Standard & Poor's 500 Stock Index (the S&P 500 Index) and the SNL Securities Hotel REIT Index ("Hotel REIT Index") for the same period, assuming a base share price of $100 for the Common Shares and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of sixteen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.

                                    [GRAPH]

                          --------------------------
                           Total Return Performance
                          --------------------------


                                                                                     Period Ending
                                     ---------------------------------------------------------------------------
Index                                12/31/96       12/31/97    12/31/98     12/31/99      12/31/00     12/31/01
----------------------------------------------------------------------------------------------------------------
Innkeepers USA Trust                   100.00         119.56       99.43        77.98        118.16       114.31
S&P 500                                100.00         133.37      171.44       207.52        188.62       166.22
SNL Hotel REITs                        100.00         131.11       64.82        50.35         72.03        67.35

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for setting and administering compensation policies, fixing salaries of and awarding discretionary performance bonuses to executive officers and determining awards of restricted shares, performance share awards, share options, and other equity-based compensation. This report describes the Compensation Committee's philosophy and policies underlying its recommendations to the Board of Trustees for the compensation package of the Company's executive officers.

     The goals of the compensation plan are to (1) attract and retain competent senior managers, (2) motivate managers to attain the goals of the Company, (3) enable the managers to share both in the Company's risks and rewards and (4) tie managers' interests with shareholders' interests. There are three components of the Company's executive compensation: base salary, annual bonuses and long-term share incentive compensation. The Compensation Committee believes that these programs align the compensation of the Company's key employees to the performance of the Company and the creation of shareholder value.

     We believe that executive compensation should be, primarily, market based, but should also be flexible enough to attract and retain performers with the necessary skills to achieve and promote the Company's business strategies. In establishing the base salaries of the executives, the Compensation Committee considered (a) the responsibilities of each officer, (b) each officer's experience, (c) the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other REITs that acquire hotels, specifically, (d) the competitive market that exists for personnel with the experience and skill sets of the Company's officers, and (e) the responsibilities of each officer in light of the size, scope and geographic dispersion of the Company's asset base.

     Each employment agreement establishes an annual bonus for the officers based, in substantial part, on the attainment of annual funds from operations per share goals set by the Compensation Committee. The officers will not earn any performance bonus if a minimum performance goal is not met, and bonuses may exceed the target bonus amounts (subject to a pre-set maximum) if higher results are achieved. As a result of the Company's failure to achieve its targeted performance goals in 2001, no executive officer earned any such bonus for 2001. Additional annual bonuses are payable in the discretion of the Compensation Committee, although no such discretionary bonuses were paid for 2001 due to the failure of the Company to achieve its performance goals, and the reduction of the dividend for the fourth quarter 2001. The executive officers did receive in 2001 a holiday bonus under a Company-wide program. The amounts of such bonuses were calculated on the same basis as the bonuses paid to other employees under the program.

     The Compensation Committee believes that it is essential for the Company's compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative performance measures, but which are important to the Company's long-term success. In determining the awards that have been made to the Company's executive officers under the 1994 Share Incentive Plan (none of which were made in 2001), the Committee considered (a) whether and to what extent the grants would further its compensation goals and
(b) the incentive plans of the Company's REIT peers (as reflected in compilations, including the annual survey by the National Association of Real Estate Investment Trusts). The Compensation Committee has made non-cash compensation a significant part of the total compensation package. The Compensation Committee believes that the awards made to date encourage and reward performance by tying the value, or increases in the value, of those awards to the creation of shareholder value. In approving awards, the Compensation Committee will consider, among other factors, (i) growth in earnings, (ii) the growth of the Company's asset base, (iii) the scope of the officers' responsibilities (iv) awards made to the executive officers of other REITs, and specifically other REITs which invest in hotel properties, and (v) efficiency.

     The Compensation Committee intends that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves the Company prior to vesting and/or achieving performance goals. The Committee believes this will further its goal of providing the employee with long-term incentives. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and fostering share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that are paid on restricted share awards, which provide additional cash annually to the recipient while the recipient bears the risk of forfeiture until the underlying shares have fully vested.

     The Compensation Committee also recognizes that Company employees other than its executive officers can be effectively incentivized through the prudent use of non-cash compensation. The Compensation Committee expects that substantially all of the compensation of the non-executive employees of the Company will be paid in the form of cash. However, the Compensation Committee has authorized the grant of restricted shares and/or options under the 1994 Plan to certain non-executive employees based on the employees' importance to the Company, position, seniority and such other factors as the Company's Chief Executive Officer deems relevant. At December 31, 2001, 3,200 restricted common shares and 13,000 options had been granted to non-executive employees of the Company.

     Although none of the Company's executive officers receives annual compensation in excess of $1 million, the Company continues to evaluate the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. The 1994 Plan allows for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation, which is exempt from the limit.

     The foregoing has been furnished by the members of the Compensation Committee.

                            COMPENSATION COMMITTEE

                          C. Gerald Goldsmith (Chair)
                          Miles Berger

     The foregoing Compensation Committee Report shall not be deemed to be incorporated by reference into any of the Company's filings with the SEC, except as specified by the Company in any such filing.


                            AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Trustees (the "Audit Committee") is composed of three independent trustees and operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Miles Berger (Chair), Thomas J. Crocker and C. Gerald Goldsmith. The Audit Committee recommends to the Board of Trustees, for its approval, the selection of the Company's independent accountants.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, to monitor the Company's compliance with legal requirements and to monitor the independence and performance of the Company's auditors.

     The Audit Committee has met with management and the independent accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm's independence. In connection with this discussion, the Audit Committee considered the fact that in 2001, PricewaterhouseCoopers LLP had, in addition to reviewing and auditing the financial statements of the Company and the IH Lessee, audited the results of operations of the Hotels leased to the Summerfield Lessee for the year ending December 31, 2000. PricewaterhouseCoopers LLC was paid a fee of $29,500 for this additional audit work.

     Based upon the Audit Committee's discussion with management and PricewaterhouseCoopers LLP and the Audit Committee's review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company's and the IH Lessee's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                             AUDIT  COMMITTEE

                             Miles Berger (Chair)
                             Thomas J. Crocker
                             C. Gerald Goldsmith

     The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company's filings with the SEC, except as specified by the Company in any such filing.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Jeffrey H. Fisher.   Affiliates of Mr. Fisher contributed Hotels to the
     ------------------
Company on a favorable tax basis in connection with our initial public offering in 1994. The sale, refinancing or prepayment of indebtedness secured by those Hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between the Company and Mr. Fisher regarding any transaction involving those Hotels that could trigger adverse tax consequences to Mr. Fisher.

     The IH Lessee.  At December 31, 2001, we leased 61 Hotels to the IH Lessee
     --------------
pursuant to Percentage Leases. The IH Lessee is controlled by Mr. Fisher. Each Percentage Lease had an initial term of at least 10 years (except for two hotels leased for five-year terms). Under the Percentage Leases, the IH Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the hotel revenue, and certain additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including management fees). Payments of rent under the Percentage Leases with the IH Lessee constituted approximately 88.4% of the Company's 2001 Percentage Lease revenues. For 2001, the IH Lessee incurred or paid the Partnership an aggregate of approximately $93.9 million in lease payments and had combined net income of approximately $4.4 million from the operation of the Company's Hotels leased by the IH Lessee. The IH Lessee has nominal net worth with which to satisfy its obligations to the Company and other creditors. Therefore, the Company must rely on the cash flow generated by the IH Lessee from the operations of the Hotels to satisfy IH's obligations under the Percentage Leases and any other obligations. Because Mr. Fisher is the Chief Executive Officer, President and Chairman of the Board of Trustees of the Company, and controls the IH Lessee, conflicts of interest do or may exist between Mr. Fisher and the Company regarding (a) enforcement of the terms of the Percentage Leases, (b) whether and on what terms Percentage Leases will be renewed upon the expiration of their current terms and (c) whether and on what terms additional leases or management contracts will be awarded to the IH Lessee.

     From mid-December 2001 to mid-February 2002, approximately 80% of the rooms at the Holiday Inn Express - Lexington, MA were taken out of service to accommodate significant renovations required by the franchisor. The renovations and other franchisor-imposed conditions also adversely affected the hotel's ability to generate revenue from the rooms remaining in service. As revenue was materially decreased during this period, we agreed to waive our right to collect base rent under the Percentage Lease for the hotel for January and February 2002, which would have totaled approximately $95,000. In addition, we agreed to a credit against future rent to compensate for the decreased amount of income generated by the IH Lessee in January and February 2002, as compared to the average results for those months in the previous two years. We expect that credit to equal approximately $60,000.

     In October 2001, we terminated a Percentage Lease with the Summerfield Lessee on the West Hollywood Hotel. Among other reasons for terminating the lease, we contemplated marketing the hotel for sale and sought to unencumber the hotel from the Summerfield Lessee's interests. The IH Lessee agreed to enter into a five year Percentage Lease with us on the West Hollywood Hotel and began operating the hotel. The West Hollywood Hotel secures, in part, a loan to the Company by a third party lender, and the lender would not agree to a change in the economic terms of the lease. Therefore, the IH Lessee agreed to enter into the new lease with us for the West Hollywood Hotel on the same rent terms as the Summerfield Lessee's prior lease, understanding that the hotel would likely be sold in the near- to mid-term. The IH Lessee's Percentage Leases permits us to terminate a lease and sell the related hotel unencumbered by the lease, if we pay the IH Lessee the fair market value of the leasehold interest being terminated, either in cash or with one or more replacement leases on other hotels. The IH Lessee and the Company understood that if the West Hollywood hotel was sold before late 2002, it was likely to produce losses for the IH Lessee due to the poor hotel business environment after the September 11 attacks and due to the rent formula that the IH Lessee was required to accept. Therefore, we agreed that if the West Hollywood Hotel is sold before the IH Lessee is able to recover its expected short-term losses on the hotel, we will pay the IH Lessee for its lease interest cash equal to its accumulated losses, up to a maximum of $225,000. The parties agreed that such payment would satisfy our obligation under the Percentage Lease to compensate the IH Lessee for the termination of the lease.

     The Company shares office space with the IH Lessee, for which it reimburses the IH Lessee. In addition, the Company and the IH Lessee share the services of certain employees performing certain corporate staff, administrative and similar functions, for which cost allocations are made. The Company paid the IH Lessee $100,000 in 2001 for the net amount of these allocations.

     In May 2000, the former Chief Operating Officer of the Company (who is a minority shareholder of certain IH Lessee entities) filed suit against the Company, the IH Lessee and Mr. Fisher. The suit alleges that he was wrongfully terminated and also alleges various other related claims against the Company and the IH Lessee. The Company believes that the claims are without merit and is aggressively defending against all allegations. The Company believes that any claims that are not settled or otherwise disposed of will be tried in mid-2002. Because the IH Lessee and Mr. Fisher are named in the suit along with the Company, conflicts of interest may exist between the Company and Mr. Fisher regarding litigation tactics and settlement negotiations.

     Franchise Licenses; Management Agreements.  The IH Lessee, which is
     -----------------------------------------
controlled by Mr. Fisher, holds all of the franchise licenses for the Hotels leased by the IH Lessee (to the extent such hotels have franchise agreements). The IH Lessee pays the franchise fees for all of Hotels leased to it that are subject to franchise fees, except for franchise license application and transfer fees, which typically are paid by us. Since our inception in 1994, we have paid franchise license application, transfer and related fees for hotels leased to the IH Lessee in the aggregate amount of approximately $926,000. We have also entered into agreements with franchisors under which we have guaranteed certain obligations of the IH Lessee under franchise agreements, including obligations to pay royalties and other fees to the franchisors, generally in exchange for the right to substitute a different lessee as the franchisee under the relevant franchise agreement if we terminate the Percentage Lease for a franchised hotel.

     The IH Lessee is also the primary contracting party under management agreements with subsidiaries of Marriott International, Inc. ("Marriott") relating to the 17 Hotels managed by Marriott ("Marriott Management Agreements"). The right of those Hotels to operate under the Residence Inn by Marriott or TownePlace Suites by Marriott brands is generally contained in the Marriott Management Agreements, and not in separate franchise agreements. The IH Lessee pays the management and other fees payable under the Marriott Management Agreements. We have loaned to the IH Lessee an aggregate of approximately $860,000, which the IH Lessee was required to make available to Marriott for initial working capital at certain Hotels managed by Marriott. In addition, we advanced the IH Lessee a $44,400 working capital loan when it began leasing and operating the Summerfield Suites in West Hollywood, CA (the "West Hollywood Hotel") in October 2001. These loans are unsecured, bear no interest, and are payable on demand. We generally expect that a working capital loan for a hotel will be repaid at the termination of the related Percentage Lease.

     We have executed most of the Marriott Management Agreements as a third party, pursuant to which we have guaranteed certain of the obligations of the IH Lessee under those agreements, including obligations to pay management fees, franchise system fees, and other fees to Marriott. In exchange, we have the right, under certain circumstances, to substitute a different lessee as party to the relevant Marriott Management Agreement, if we terminate the Percentage Lease for a Hotel managed by Marriott.

     As we have guaranteed certain obligations of the IH Lessee under franchise agreements and Marriott Management Agreements, conflicts of interest exist between the Company and Mr. Fisher regarding the performance of the IH Lessees under the franchise agreements or Marriott Management Agreements or other actions or failures to act by the IH Lessee which could result in liability to us under our guarantees.

     Jack P. DeBoer.  In November 1996, we acquired seven Residence Inn by
     --------------
Marriott hotels (the "DeBoer Hotels") from affiliates of Jack P. DeBoer (the "DeBoer Group"), including Rolf E. Ruhfus. The DeBoer Group received Class B preferred units of limited partnership interest in the Partnership ("Preferred Units") in partial consideration for the acquisitions. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined our Board of Trustees. Mr. DeBoer joined the Board under an arrangement requiring the Company to nominate Mr. DeBoer for election to the Board and to support his nomination, except if Mr. DeBoer (i) acts or fails to act in a manner that the Board deems detrimental to the Company and as a result of which the Board determines unanimously that it cannot nominate Mr. DeBoer, (b) ceases to own at least 25% of the Preferred Units that he owned upon the closing of the acquisition of the DeBoer Hotels acquisition or
(c) is legally disqualified from serving as a trustee.

     Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, we agreed that for a period of up to ten years following the closing of the acquisition of the DeBoer Hotels, (i) a taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) we will maintain at all times outstanding indebtedness of at least approximately $40 million (the "Required Indebtedness"). The Required Indebtedness is subject to reduction upon the occurrence of certain events, including the death of, or certain redemptions or taxable transfers of the Preferred Units held by, members of the DeBoer Group. If we sell a DeBoer Hotel without the required consent or fails to maintain the Required Indebtedness, we agreed to indemnify the applicable members of the DeBoer Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding these indemnification rights, and particularly after the indemnification period ends, conflicts of interest may exist between the Company and Mr. DeBoer regarding transactions involving the DeBoer Hotels that could trigger adverse tax consequences to some or all of the DeBoer Group.

     Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the Chairman of the Board, Chief Executive Officer, President and a significant shareholder of Candlewood Hotel Company, Inc. ("Candlewood"), a public hotel company that is the owner, operator and franchisor of Candlewood and Cambridge Suites hotels, an economy extended-stay hotel chain founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood and Cambridge Suites hotels, may compete with our hotels for guests, and hotel companies with which Mr. DeBoer is affiliated, including Candlewood, may compete with us for acquisition opportunities and for qualified employees. Accordingly, the interests of the Company and Mr. DeBoer could be different in connection with matters relating to our Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

     Each Preferred Unit held by the DeBoer Group may be redeemed for an amount of cash equal to the then-trading value of a Common Share on the New York Stock Exchange ("NYSE") or, at our option, one Common Share. Assuming full redemption of all Units held by the DeBoer Group and the issuance of Common Shares in exchange for those Units, the DeBoer Group would own approximately 10% of the Common Shares outstanding at December 31, 2001 (assuming no redemptions of Units held by others).

     The Company and the IH Lessee have, for the last several years, placed substantially all of their insurance through Manning & Smith, Wichita, Kansas, a full service commercial insurance broker that has developed a specialty in insuring hotels. Manning & Smith is a private company of which Mr. DeBoer owns 47% of the stock. Mr. DeBoer has informed us that he is not an officer of Manning & Smith and does not participate in its management or the setting of its corporate policies. Under the Percentage Leases with the IH Lessee, certain insurance coverages are required to be paid for by the Company (generally, property coverages for casualties such as fire, earthquake, etc.) and other customary coverages are required to be paid for by the IH Lessee (generally, liability coverages such as general liability and crime). In addition, each party must pay for its own worker's compensation, employment practices liability and, in the Company's case, trustees' and officers' insurance. The Company and the IH Lessee have historically purchased many of these coverages under blanket policies and allocated costs between them as required by the Percentage Leases or, if not addressed by the Percentage Leases, as otherwise agreed between them. We believe that in cases where each party requires coverage (i.e, workers' compensation), buying as part of a larger group has achieved cost and administrative benefits, which have outweighed the affects (if any) of having its loss experience grouped with the IH Lessee's loss experience.

     The gross amount of the premiums paid for the twelve months ending October 31, 2001 for coverages placed by Manning & Smith was approximately $926,989 for the Company and approximately $1,272,990 for the IH Lessee. Most of our coverages renewed on November 1, 2001. Due primarily to (a) the effects of the September 11 attacks on the insurance market, (b) the significant number of relatively older wood-frame, non-sprinklered hotels owned by us and (c) a relatively few significant claim payouts incurred by our insurers on behalf of the Company and/or the IH Lessee, the Company and the IH Lessee were able to renew at premium increases of, in some cases, greater than 100%. In addition, the Company will be subject to higher deductibles and more coverage exclusions than in the past and, in some cases, such as for California earthquake coverage, lower limits of coverage. Each year, the Company and the IH Lessee seek to confirm, by obtaining alternate bids and/or independent advice, that their coverages are sufficient and that the premiums are generally consistent with premiums charged to similarly situated companies. As a result of that process for the renewal in October 2001, the Company and the IH Lessee placed their worker's compensation insurance with a company other than Manning & Smith, although their other coverages were renewed through Manning & Smith.

     Rolf E. Ruhfus.  In June 1997, we acquired nine hotels (the "Summerfield
     ---------------
Hotels") from affiliates of Rolf E. Ruhfus (the "Summerfield Group"). The Summerfield Group, received common units of limited partnership interest in the Partnership ("Common Units") in partial consideration for the acquisitions. Following the acquisition of the

Summerfield Hotels, Mr. Ruhfus joined our Board of Trustees. Mr. Ruhfus joined the Board under an arrangement requiring us to nominate Mr. Ruhfus for election to the Board and to support his nomination, except if Mr. Ruhfus (i) acts or fails to act in a manner that the Board deems detrimental to us and as a result of which the Board determines unanimously that it cannot nominate Mr. Ruhfus,
(b) ceases to own at least 25% of the Common Units that he owned upon the closing of the Summerfield Hotel acquisition or (c) is legally disqualified from serving as a trustee.

     In 1998, we sold two of the Summerfield Hotels back to the Summerfield Group, along with a third hotel. In October 2001, we terminated the Summerfield Lessee's lease of one of the Summerfield Hotels, and leased that hotel to the IH Lessee in contemplation of a sale of that hotel. We lease the six remaining Summerfield Hotels to the Summerfield Lessee. Mr. Rufhus serves on the Board of Directors of Wyndham International, Inc., the parent of the Summerfield Lessee and the manager and franchiser of those six hotels (and the franchisor of the one Summerfield Hotel leased to the IH Lessee). Pursuant to the terms of the Percentage Leases, the Summerfield Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including insurance). For the year ended December 31, 2001, the Summerfield Lessee incurred or paid us an aggregate of approximately $12.3 million in lease payments under the Percentage Leases for the Summerfield Hotels. Accordingly, conflicts of interest may exist between the Company and Mr. Rufhus regarding enforcement of the terms of those Percentage Leases.

     In October 2001, we paid the Summerfield Lessee $160,000 to terminate its Percentage Lease on the West Hollywood Hotel. We had been engaged in discussions with the Summerfield Lessee regarding the performance of the hotel, various performance tests under the hotel's Percentage Lease and the parties' respective rights and obligations under the Percentage Lease and related agreements. Ultimately, we decided to pay a relatively small amount of money to terminate the Summerfield Lessee's right to operate the West Hollywood Hotel, which coincided with our decision to market the hotel for sale. We are again discussing with the Summerfield Lessee the performance of certain other Summerfield Hotels as it relates to various performance criteria under the Percentage Leases.

     Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, we agreed that for a period of up to seven years following the closing of the acquisition of the Summerfield Hotels, any taxable sale of a Summerfield Hotel will require the consent of the applicable members of the Summerfield Group. If we sell a Summerfield Hotel without the required consent, we agreed to indemnify the applicable members of the Summerfield Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding this indemnification, and particularly after the indemnification period ends, conflicts of interest may exist between the Company and Mr. Ruhfus regarding transactions involving the Summerfield Hotels that could trigger adverse tax consequences to some or all of the Summerfield Group. In 2001, we classified the Summerfield Hotel in West Hollywood, California as being held for sale, and made a special tax election to recognize a gain. As a result of this election, we triggered a tax liability to members of the Summerfield Group, and paid them $168,511 in January 2002 in satisfaction of our indemnification obligations.

     Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. As noted above, Mr. Ruhfus is a Board member of Wyndham International, Inc. Wyndham owns, operates and franchises Summerfield Suites hotels as well as other full and limited service hotels and hotel brands. An entity controlled by Mr. Ruhfus also owns the Sierra Suites brand, which is a mid-priced extended-stay hotel founded by Mr. Ruhfus. Affiliates of Mr. Ruhfus own and operate several Sierra Suites hotels and Summerfield Suites hotels. Hotels developed by Mr. Ruhfus and/or Wyndham, including Summerfield Suites hotels, may compete with our hotels for guests and companies with which Mr. Ruhfus is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, the interests of the Company and Mr. Ruhfus could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Wyndham.

     Wyndham has guaranteed the obligations of the Summerfield Lessee, and has posted $4,759,220 in letters of credit as security for its obligations under the Percentage Leases for the six Summerfield Hotels leased to the Summerfield Lessee ("Summerfield Leases").

     Mr. Ruhfus' roles as trustee of the Company and director of Wyndham may pose conflicts regarding when, whether and to what extent (a) obligations under the Summerfield Leases and related guarantees are adhered to and/or (b) remedies are pursued and obtained by the Company under the Summerfield Leases, including draws under the letter of credit.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     The Board of Trustees will present shareholder proposals at the 2003 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding such proposals, and with requirements of the Company's Bylaws. A copy of our Bylaws is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company's 2003 annual meeting of shareholders must be made in writing and must be received by the Company at its executive offices (a) no later than one hundred and twenty (120) days before the anniversary of the date of this Proxy Statement, if the proposal is intended to be included in the Company's proxy materials for the 2003 annual meeting, or (b) no more than ninety (90) days and no less than sixty (60) days before the anniversary of the Annual Meeting, if the shareholder proposal is not intended to be included in the Company's proxy materials for the 2003 Annual Meeting.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Retention of Auditor.  PricewaterhouseCoopers LLP has served as auditors
     --------------------
for the Company and its subsidiaries for the year ended December 31, 2001 and will continue to so serve for the year ending December 31, 2002 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if they desire to do so and will be available to respond to appropriate questions.

     Audit Fees.  The following chart sets forth the amounts paid by the Company
     ----------
to PricewaterhouseCoopers LLP with respect to services provided in 2001:

          Type                                   Amount
          ----                                   ------

          - Audit Fees                         $ 73,500.00
          - Financial Information Systems
             Design and Implementation Fees              0
          - All other Fees                       29,500.00
                                               -----------
                                               $103,400.00

     The $29,500 in other fees was payment for an audit of the results of the Summerfield Hotels. According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company's audit in 2001. PricewaterhouseCoopers LLP also serves as the independent accountants for the IH Lessee and receives payments from the IH Lessee for its services.

             "HOUSEHOLDING" OF PROXY STATEMENTS AND ANNUAL REPORTS

     This year, the Company may deliver only one copy of this proxy statement and our 2001 Annual Report to multiple shareholders sharing the same address. This delivery method, known as "householding," will save us printing and mailing costs. If you did not receive an individual copy of this proxy statement or the 2001 Annual Report, and you would like separate copies, or if you would like to receive copies of our future proxy statements and annual reports, please contact our Investor Relations department. Our Investor Relations department may be reached in writing 306 Royal Poinciana Way, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the internet at www.innkeepersusa.com.

     Also, if you own our shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, by telephone at (877) 360-5362 or in writing at Computershare Investor Services LLC, 2 North LaSalle Street, Chicago, IL 60602.

                                 OTHER MATTERS

     The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

     The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request, copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including financial statements and financial statement schedules. Please direct requests to Investor Relations, Innkeepers USA Trust, at 306 Royal Poinciana Plaza, Palm Beach, Florida 33480. The Company's telephone number is (561) 835-1800. Copies of these materials will also be available on the Company's website at www.innkeepersusa.com.

                                                                                                                             +
Innkeepers USA Trust                                                                           000000 0000000000 0 0000
                                                                                               000000000.000 ext
[_] Mark this box with an X if you have made changes to your name or address details below.    000000000.000 ext
                                                                                               000000000.000 ext
                                                                                               000000000.000 ext
                                                                                               000000000.000 ext
                                                                                               000000000.000 ext
MR A SAMPLE                                                                                    000000000.000 ext
DESIGNATION (IF ANY)
ADD 1
ADD 2                                                                                          Holder Account Number
ADD 3
ADD 4                                                                                          C 1234567890       J N T
ADD 5 ADD 6

Use a black pen. Print in
      -----                            ---------------------
CAPITAL letters inside the grey         A B C    1 2 3    X
areas as shown in this example.        ---------------------

------------------------------------------------------------------------------------------------------------------------------------
Annual Meeting Proxy Card
------------------------------------------------------------------------------------------------------------------------------------

A  Election of Trustees
This proxy is solicited by the Company's Board of Trustees. If no specification is made, this proxy will be voted FOR the election of each of the nominees.

1. Class I - Term Expiring 2004         For       Withhold
   Nominee:

     01 Joel Zemans                     [_]         [_]

2. Class II - Term Expiring 2005
   Nominees:

     01 Miles Berger                    [_]         [_]

     02 C. Gerald Goldsmith             [_]         [_]

3. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before this meeting.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

B Authorized Signature - Sign Here - This section must be completed for your instructions to be executed.

Please sign name exactly as it appears on share certificate. Only one of several joint owners need sign. Fiduciaries should give full title.

Signature               Title                           Date (dd/mm/yyyy)
----------------------  ------------------------------  ------------------------
                                                              /      /
----------------------  ------------------------------  ------------------------
[_] A501                1 U P X                                        007MDB  +

--------------------------------------------------------------------------------
Proxy - Innkeepers USA Trust
--------------------------------------------------------------------------------

306 Royal Poinciana Way, Palm Beach, Florida 33480
Annual Meeting of Shareholders - May 7, 2002

The undersigned hereby appoints Jeffrey H. Fisher and Mark A. Murphy, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Brazilian Court Hotel, 301 Australian Avenue, Palm Beach, FL 33480, at 9:00 a.m., local time, on Tuesday, May 7, 2002 and at any adjournments thereof, as specified below:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)